DESERT MINING, INC.

LETTER OF INTENT TO FARMOUT

This Letter Of Intent dated April 17, 2008 states:

Desert Mining Inc., serving as the "Farmor," will farmout the "Dripping Rock Prospect" located in Sweetwater County Wyoming: 6th Principle Meridian, Range 94W, Township 14N, Section 6.

Force Energy Corp. will participate as the "Farmee," and will be obligated to the following terms and conditions:

1.) Farmee (Force) shall pay the Farmee (Desert) its initial share of the "Lease Cost,"($363,000.00), and the "Dry Hole Costs," ($2,000,000.00), totaling Two Million Three Hundred and Sixty Three Thousand Dollars.
2.) Farmee shall pay the stated amount in good funds no later than July 15, 2008.
3.) The Farmout Agreement interests are as follows:

Desert Mining Inc.:	25% Working Interest
	20% Net Revenue Interest
Force Energy Corp.:	75% Working Interest
	60% Net Revenue Interest

4.) Upon completion, thru tanks, on the "Earning Well," Farmee shall earn an assignment on the entire lease, and all working interest parties shall pay their pro-rata share of any additional wells drilled on lease.
5.) The Total A.F.E. estimate for the "Earning Well" is $3,634,864. All market adjustments to the A.F.E. shall be credited to the Farmee.
6.) Farmee and Farmor shall enter into a Farmout Agreement and an Operating Agreement within 7 business days upon agreement of this Letter Of Intent.

Gabriel Holt, Desert Mining Inc.

Rahim Rayani, Force Energy Corp.